UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 25, 2009
VESTIN REALTY MORTGAGE II, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-125121	61-1502451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6149 SOUTH RAINBOW BOULEVARD
LAS VEGAS, NEVADA 89118
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 25, 2009, Vestin Realty Mortgage II, Inc. (the Company), entered into a letter agreement with Taberna Capital Management, LLC (Taberna) providing a mechanism for the potential retirement of our outstanding trust preferred securities.  Under the letter agreement, upon execution of a custodial agreement, we will deposit $5 million for the purchase of replacement securities to be tendered in exchange for outstanding trust preferred securities.  In addition, within sixty days after the first $5 million is paid, the Company may in its discretion deposit up to $13,125,000 in additional cash for the purchase of additional replacement securities...  Replacement securities will be tendered in exchange for trust preferred securities at a ratio which provides for a discount of 50% from the face amount of the trust preferred securities.  If the Company elects to purchase the full $18,125,000 of replacement securities, then such securities will be tendered in exchange for $36,250,000 of trust preferred securities.  The Company agreed to make a nonrefundable payment of $362,500 to Taberna to cover its costs related to the waiver and exchange arrangement.

A copy of the letter agreement is furnished as Exhibit 4.1 to this current report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN REALTY MORTGAGE II, INC.

	By	Vestin Mortgage, Inc., its sole manager

Date: June 30, 2009	By	/s/ Rocio Revollo
Rocio Revollo
Chief Financial Officer